Exhibit 23-d
CONSENT OF COUNSEL
     We hereby consent to the reference to this firm and to the inclusion of the summary of our opinion under the caption “Summary of Tax Consequences” in the Prospectuses related to this Registration Statement on Form S-8 filed by Rockwell Automation, Inc. in respect of the Rockwell Automation Savings and Investment Plan for Represented Hourly Employees and Rockwell Automation Retirement Savings Plan for Represented Hourly Employees.
QUARLES & BRADY LLP
/s/ Quarles & Brady LLP
Milwaukee, Wisconsin 53202
May 23, 2008